As filed with the Securities and Exchange Commission on August 9, 2011.
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

AUTHENTEC, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________

Delaware	59-3521332
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Rialto Road, Suite 400
Melbourne, FL 32901
(321) 308-1300
 (Address of Principal Executive Offices, Including Zip Code and Telephone Number)

AuthenTec, Inc. 2010 Incentive Plan
(Full Title of the Plan)

Frederick R. Jorgenson
Vice President, General Counsel and Secretary
AuthenTec, Inc.
100 Rialto Road, Suite 400
Melbourne, FL 32901
(321) 308-1300
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to: John B. Shannon Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7466

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	4,500,000	$2.98 (2)	$13,410,000 (2)	$1,556.90

(1)
Amount to be registered consists of 4,500,000 shares of AuthenTec, Inc. common stock to be issued pursuant to the grant or exercise of awards under the AuthenTec, Inc. 2010 Incentive Plan (the “Plan”), including additional shares of common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)
Determined pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and represents the average of the high and low prices of the Company’s common stock reported on the NASDAQ Stock Market on August 5, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)              The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b)              Upon written or oral request, AuthenTec, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to Arlene Mostowski at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2010;

(c)
The description of common stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on June 19, 2007, including all amendments or reports filed for the purpose of updating such description; and

(d)
All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

             Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                 Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right that a person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to indemnification. Section 145 of the DGCL also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

Our Second Amended and Restated Bylaws include provisions that require us to indemnify our directors and executive officers to the fullest extent not prohibited by the DGCL, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

We have entered into agreements to indemnify our directors, in addition to indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person’s services as a director or at our request. We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising out of the Securities Act or otherwise.

Item 7.                 Exemption from Registration Claimed.

Not applicable.

Item 8.                 Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9.                 Undertakings.

(a)           The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on August 9, 2011.

AUTHENTEC, INC. By: /s/ Frederick R. Jorgenson Frederick R. Jorgenson Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick R. Jorgenson, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence J. Ciaccia Lawrence J. Ciaccia	Chief Executive Officer (Principal Executive Officer)	August 9, 2011
/s/ Philip L. Calamia Philip L. Calamia	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2011
/s/ William Washecka William Washecka	Chairman of the Board	August 9, 2011
___________________ Ronald Black	Director
___________________ Chris Fedde	Director
/s/ Gustav H. Koven III Gustav H. Koven III	Director	August 9, 2011
/s/ F. Scott Moody F. Scott Moody	Director	August 9, 2011
__________________ Jean Schmitt	Director

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report of Form 8-K filed February 18, 2010).
4.2	Second Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed November 5, 2009).
5.1	Opinion of Counsel.
23.1	Consent of Counsel (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page).
99.1	AuthenTec, Inc. 2010 Incentive Plan (incorporated herein by reference to Appendix B of the Company’s Definitive Proxy Statement filed on June 28, 2010).
99.2	First Amendment to the AuthenTec, Inc. 2010 Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed August 9, 2011).